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                                                                      EXHIBIT 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Annual Report on Form 10-K for the period ended December 31, 2000, and to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-31393 and 333-65547) and Forms S-3 (File No's.
333-27189, 333-37946, 333-86617 and 333-48097) of our report dated March 16,
2001, relating to the audits of the consolidated balance sheets of International Remote Imaging Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
March 30, 2001